Exhibit 2

PLAN AND AGREEMENT OF REORGANIZATION
by exchange by
BECK & CO.
of its voting stock
in exchange for one hundred (100) percent of the Outstanding Stock of
GREEN VOLT, CORP.
on the basis of 1.2436 Beck & Co. Common Shares for One Share of Green Volt

BECK & CO., a Nevada corporation, a fully reporting public company under the Securities Exchange Act of 1934, with its $.001 par value common stock ("Common Stock") listed for trading on the over-the-counter bulletin board (hereinafter sometimes called "Beck"), and GREEN VOLT, CORP., an Ontario corporation ("GV"), and all of the shareholders of GV, whose names and signatures are set forth on Schedule A hereto, and by this reference incorporated herein, and who by their execution of Schedule A to this Agreement, have thereby become a party hereto (hereinafter sometimes collectively called Shareholders and individually called "Shareholder"), agree as follows:

ARTICLE 1. PLAN OF REORGANIZATION Plan Adopted

Section 1.01. A plan of reorganization of Beck and GV, pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1954, is hereby adopted as follows:

(a) Immediately after execution of this Agreement, Larry Beck shall cancel and return to treasury for no consideration, 8.2 million Beck Common Stock shares, Douglas Madden shall cancel and return to treasury for no consideration 200,000 Beck Common Stock shares, and James Evans/Valerie King shall cancel and return for no consideration 1,200,000 Beck Common Stock shares, with the result that there shall then be 5,617,500 Beck Common Stock shares outstanding.

(b) Shareholders will transfer to Beck the number of shares of capital stock of GV set forth opposite their names in Schedule A hereto, which in the aggregate represent 100% of the outstanding shares of GV.

(c) Shareholders will deliver their GV certificates, in form for transfer, fully executed for transfer with signature guaranteed, to Beck. Shareholders agree that the shares to be transferred by them, represented by the certificates so delivered, are subject to the interests of Beck hereunder, upon delivery to Beck or its agents of said certificates.

(d) In exchange for the number of shares transferred by Shareholders, Beck will cause to be

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delivered to Shareholders the number of shares of newly issued Common Stock of Beck as calculated in subsection (e) below.

(e) The shares of GV to be transferred by the Shareholders to Beck, and the shares of Common Stock of Beck to be delivered by Beck in exchange to the Shareholders, will be in accord with the following formula:

For each one share of GV Common Stock exchanged, the Shareholder shall receive 1.2436 shares of Beck Common Stock.

(f) Upon consummation of this exchange there will be a total of 18,053,500 Common Stock shares outstanding, of which 5,617,500 shares will be held by current shareholders of Beck, and 12,435,240 shares will be owned by the exchanging GV Shareholders, and Beck will own 100% of the outstanding shares of GV. (This is after certain Beck shares have been canceled as set forth in Section 1.01(a) hereof.)

(g) The new shares of Beck issued in exchange for the tendered shares of GV, shall be issued with a Rule 144 12 month restriction on resale, and a further SEC Rule 144 restriction that after 12 months for the following second period of 12 months, the holder may not sell shares into the public market in any 3 month period in excess of an amount equal to 1% of the outstanding Common Stock of Beck, or the average weekly trading volume in Beck shares over the preceding 4 weeks, and then only in accordance with and in compliance with the provisions of Rule 144. A legend to such effect shall be placed on the certificates evidencing the shares.

Shares held by affiliates of Beck will have a continuing Rule 144 volume restriction so long as they remain affiliates.

(h) A consulting fee shall be paid in cash by South Bay Capital Inc. to Park Street Investments, Inc., upon the consummation of this transaction as follows:

(i)  $178,750 upon Closing Date of the Acquisition;

(ii) $170,000 within 90 days after Closing Date

An investment bankers fee shall be paid in the form of the new issuance of 600,000 shares of restricted Common Stock of Beck to South Bay Capital Inc.

(i) Of the 5,617,500 shares of Beck as described in Section 1.01(a) the individuals as set forth on Schedule B hereto will own 1,000,000 shares of Beck and shall be subject to a lockup requirement as set forth herein, whereby said individuals hereby agree to in the aggregate not sell amongst themselves more than the following amounts of shares of Beck over the following periods measured from the date of 90 days from the date of Closing:

During the Period
(Measured from a Date                       Shares Which


                                       2

Date 90 Days After Closing)                 May be Sold
Within the 1st 30 days                       25,000
Within the 2nd 30 days                       50,000
Within the 3rd 30 days                       50,000
Within the 4th 30 days                       75,000
Within the 5th 30 days                      100,000
Within the 6th 30 days                      100,000
Within the 7th 30 days                      150,000
Within the 8th 30 days                      150,000
Within the 9th 30 days                      150,000
Within the 10th 30 days                     150,000

Thereafter, there shall be no contractual restriction on sales of these shares. However, said shares shall remain applicable to any other restrictions upon resale imposed under federal or state securities laws.

Certificates for the lockup shares shall be escrowed with Facts Corporation, and released in accord with the above schedule to the owners of said shares.

Each certificate shall have a legend referencing this lockup agreement on its face.

(j) Beck and GV shall use their best efforts to close the transactions contemplated hereby via facsimile or overnight mail by July 12, 2000 ("Closing Date").

(k) For a period of twelve months of Closing Date, all future directors of Beck shall agree not to effect a reverse split on Beck's Common Stock.

(l) Larry Beck will release and waive all monies accrued and payable to Beck on Beck's books, except for the sum of $15,000 at the Closing.

ARTICLE 2.
COVENANTS, REPRESENTATIONS,
AND WARRANTIES OF BECK
Legal Status; Reporting Public Company

Section 2.01. Beck is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with corporate power to own property and carry on its business as it is now being conducted. Beck is duly qualified to do business in each jurisdiction in which the character and location of its properties make such qualification necessary.

Beck is a fully reporting company under the Securities Exchange Act of 1934, is current in the filing of all 1934 Act Reports, and has been so current for at least the last 9 months, and its shares

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of Common Stock are listed on the over-the-counter bulletin board market.

Subsidiaries

Section 2.02. Beck has no subsidiaries.


Capitalization

Section 2.03. Beck has an authorized capitalization of $200,000 divided into 200,000,000 shares of Common Stock, of $0.001 par value. As of the date of this agreement 15,217,500 shares of the Common Stock are validly issued and outstanding, fully paid and nonassessable.


Financial Statements

Section 2.04. Beck has delivered the audited balance sheet of Beck for the years ending June 30, 1999 and 1998, and the related statements of income and retained earnings, and an unaudited balance sheet as of March 30, 2000, and related unaudited statements of income and retained earnings for the year then ended (attached hereto as Schedule 2.04). All such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and present fairly the financial position of Beck as of the date indicated, and the results of operations for the periods then ended subject, however, in the case of the March 30, 2000 interim financial statements, to normal changes resulting from year-end audit of the financial statements.


Properties

Section 2.05.

(a) Beck has delivered to GV a list as of March 30, 2000, of the properties of Beck attached hereto as Schedule 2.05. The list is substantially complete and the information reported therein is correct in all material respects. Except as previously disclosed to GV in writing, Beck does not know of any circumstances, events, or other information occurring prior to or subsequent to March 30, 2000, which would adversely affect the values as of March 30, 2000, or subsequent thereto, of said properties.

(b) Except for properties and interests in properties sold or otherwise disposed of in the ordinary course of business since March 30, 2000, on the Closing Date Beck will have good and marketable title to all of the properties and interests in properties, real and personal, reflected in the list as of March 30, 2000, free and clear of all mortgages, liens, or encumbrances, other than the following:

(i)  The lien of current taxes not yet due and payable.

(ii)  Minor exceptions, not in the aggregate material.

(iii) Such imperfections of title or easements as do not materially detract from or interfere with the operations, value, or use of the properties subject thereto or affected thereby, or materially affect the title thereto.

(iv)  Such liens, charges, or encumbrances as are set forth in the list.

(c) All leases included among the properties, or to which any of the properties are subject, are in good standing, valid and effective and, to the best of Beck's knowledge, information, and belief after reasonable investigation by Beck, there is not under any of such leases any existing material default or event of default or event which with notice or lapse of time or both would constitute a material default.

(d) The plants, structures, and equipment, including automotive equipment of Beck, included among the properties, if any, are in good condition and repair, subject only to ordinary wear and tear.

(e) Except to the extent set forth in Schedule 2.05 hereto, there exists no restriction on the right of Beck to issue the shares contemplated by this Agreement to shareholders.

Activities Since Balance Sheet Date

Section 2.06. Except as previously disclosed to GV in writing, since June 30, 2000, Beck has not:

(a) Suffered any change in its financial condition or the operations of its business, materially and adversely affecting its properties, or the earning power thereof, nor suffered any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the properties or the earning power thereof.

(b) Sold, exchanged, or otherwise disposed of any of its properties or any interest therein.

(c) Except in the ordinary course of business, entered into any agreement or arrangement selling, exchanging, or otherwise disposing of any of its assets or granting any preferential or other right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of such assets or rights.

(d) Discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, other than current liabilities shown on its balance sheet, including noncurrent liabilities so shown which have become current by the passage of time, and current liabilities incurred since that date in the ordinary course of business.

(e) Except current liabilities incurred or obligations under contracts entered into in the ordinary course of business, Beck has not incurred or agreed to incur any contractual obligation or liability, absolute or contingent.

(f) Issued any stock, bonds, or other corporate securities, or any options with respect thereto.

(g) Except to the extent consistent with past practice, granted any increase in the compensation of, or paid any bonus to, any employee.

(h) Except in the ordinary course of business, waived any right or claim having value.

(i) Declared or paid any dividends, or made, or agreed to make, any other distribution to any shareholder.

(j) Mortgaged or pledged or, subjected to lien, charge, or any other encumbrance any of its assets, tangible or intangible.

(k) Entered into any transaction or transactions the effect of which, considered as a whole, would be to cause its net ownership in any of its properties to be materially less than it was at such date.

(l) Except with respect to any such property as may have been abandoned, or quit claimed in the exercise of good business judgment in good faith, performed or omitted to perform any act or acts the effect of which consider as a whole would be to cause its net ownership in any of its interests to be materially less than it was at such date.

(m) Sold, assigned, or transferred any trademarks, patents, copyrights, proprietary or trade secrets, or other intangible assets.

(n) Had any labor troubles other than routine grievance matters, none of which is material.

(o) Entered into any transaction other than in the ordinary course of business.

(p) Made any expenditure for capital items, including construction and work-in-process, or investment in stock of or advances in any form to corporations or business firms in excess of $2500.

Schedules Furnished

Section 2.07. Beck has delivered to GV the additional schedules enumerated below. To the extent that any such schedule listed below, or otherwise referenced in this Agreement, identifies any contract, agreement, or other instrument in general terms in lieu of specific descriptions thereof, the schedule will be supplemented by setting forth such specific descriptions as GV may request. If after the date hereof there shall be any change in the matters reflected in any such schedule, Beck will deliver to GV prior to the Closing Date appropriate supplements to the schedule so affected, making such deletions, modifications, and additions as may be required in order that GV shall have received complete and correct information as to the matters to be reflected in each such schedule. Each of the schedules and any supplement thereto, delivered by Beck to GV, and listed below or listed elsewhere in this Agreement, is substantially complete and the information reported therein or in any documents provided thereunder is correct in all material respects as of the date of such schedule or supplement.

Off-Balance Sheet Liabilities and Obligations

(a) Schedule 2.07 (1): This schedule lists all indebtedness or liabilities affecting Beck or any of its assets or rights which arise under sale and leaseback arrangements, through-put agreements, and any other agreements or arrangements which fall within the category or concept of off-balance sheet financing.

Guaranties

(b) Schedule 2.07(2): This schedule lists all indebtedness or liabilities of any person, firm, or corporation which Beck has guaranteed or otherwise become liable for, absolutely or contingently.

Certain Material Contracts

(c) Schedule 2.07(3): This schedule lists all agreements, contracts, and other instruments, to the extent not listed in any other schedule, not cancelable by Beck on 90 days' notice without penalty, which involve a payment or payments to be made by or to Beck, or a liability or liabilities of or to Beck, in excess of $2500 in any year.

Pending Litigation

(d) Schedule 2.07(4): This schedule lists all litigation and proceedings pending or threatened in courts and governmental commissions and bureaus affecting Beck or any of its properties or rights, whether fully covered by insurance or not.

Restrictions on Transfer of Properties

(e) Schedule 2.07(5): This schedule lists any of the properties, the transfer of which by Beck is subject to any restriction, or which requires the consent of any third party, pursuant to a preferential or other right of purchase or otherwise, and describes in detail each such restriction, consent requirement, or purchase right.

Options, Warrants, or Other Stock Purchase Rights

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

(f) Schedule 2.07(6): This schedule lists all commitments by Beck to issue shares of capital stock pursuant to outstanding options, warrants, or rights of conversion.

Employment and Deferred Compensation Contracts

(g) Schedule 2.07(7): This schedule lists all employment, deferred compensation, and similar contracts by which Beck is bound.

Insurance

(h) Schedule 2.07(8): This schedule lists all fire, liability, and other insurance now in effect with respect to any of the properties of Beck.

Compliance With Laws and Regulations

Section 2.08. Beck is in compliance with all laws, regulations, and orders applicable to its business.

Agreement Not Violate of Law or Instrument

Section 2.09. The execution and carrying out of this agreement and compliance with the provisions thereof by Beck will not violate, with or without the giving of notice or passage of time, any provision of law applicable to the Beck, and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance upon any of the properties, pursuant to any corporate charter, bylaws, indenture, mortgage, deed of trust, or other agreements or instrument to which Beck is a party or by which Beck of any of its properties may be bound.

Taxes

Section 2.10. The respective amounts set up as provisions for taxes on Beck's balance sheet of $0 are sufficient for the payment of all unpaid federal, state, county, and local taxes, other than current ad valorem taxes not exceeding $2500 of Beck accrued for or applicable to the fiscal period ended on said date and all fiscal periods prior thereto. Beck has filed all federal, state, county, and other local tax returns which are required to be filed, and has paid, or made provision for the payment of all taxes which have or may become due pursuant to said returns or pursuant to any assessment received by Beck. The Internal Revenue Service has completed any known audit and review of all federal income tax returns of Beck for its fiscal year ending June 30, 1999, and any prior years, and all additional taxes, interest, and penalties resulting from all known differences between the Internal Revenue Service (or any state), and Beck with respect to said income tax returns have been paid.

                                       8
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Not in Default

Section 2.11. Beck has not received any notice of default and, to the knowledge of any of its officers or directors, is not in default under:

(a) Any order, writ, injunction, or decree of any court or any commission or other administrative agency.

(b) Any agreement or obligation to which it is a party or by which it is bound or to which it may be subject.

No Broker's Fee, Consulting Fee
and Investment Bankers Fee

Section 2.12. Beck has not incurred any obligation or liability, contingent or otherwise, for a broker's or finder's fee in respect of the matters provided for in this agreement, except for a consulting fee to be paid in cash by South Bay Capital Inc. to Park Street Investments, Inc., upon the consummation of this transaction as follows:

(i)   $178,750 in cash upon Closing Date of the Acquisition;

(ii)  $170,000 in cash within 90 days after Closing Date

(iii) An investment bankers fee in the form of the issuance of 600,000 shares of restricted Common Stock of Beck to South Bay Capital Inc.

Contract or Commitment Relating to Properties

Section 2.13. Except as set forth in the list of properties as of June 30, 2000. Beck does not have any lease, contract, or commitment, written or oral, which relates to any of the properties, and it has duly complied with all provisions of such lease, contract, or commitment set forth in the list and is not in default with respect to any of them.

Litigation

Section 2.14. Except for matters disclosed in Schedule 2.07(4), there is no litigation, proceeding, or governmental investigation pending, or, to the knowledge of any of the officers or directors of Beck, threatened, affecting Beck or any of its properties, or its right to enter into this agreement or to perform its obligations hereunder, nor do any of such officers or directors know of any ground for any such litigation, proceeding, or investigation.

Insurance

Section 2.15. Beck does not have in force fire, liability, and other insurance with respect to its properties as set forth in Schedule 2.07(8).

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Approval of Board

Section 2.16. The Board of Directors of Beck, acting at a special meeting thereof called for the purpose and duly held on July 10, 2000, has duly approved the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by Beck, and the performance thereof by Beck. True copies of the resolution giving such authorization and approval are attached as Exhibit 2.16 and such authorization and approval have not since been altered, amended, or revoked.

Character of Statements

Section 2.17. The information provided and to be provided by Beck and its officers and directors to GV pursuant to this Agreement, may be used in a proxy statement or private placement memorandum prepared by Beck in the future, and such information does not and will not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, and does not and will not omit to state any material fact in order to make the statements therein not false or misleading.

Status of Shares Deliverable

Section 2.18. The shares of stock of Beck deliverable pursuant to this agreement, when issued and delivered as provided in this agreement, will be validly issued and outstanding shares of Common Stock of Beck, fully paid and nonassessable, and will be voting stock of Beck.

Satisfy Conditions Precedent

Section 2.19 Beck will use its best efforts to cause the satisfaction of all conditions precedent contained in this agreement.

ARTICLE 3.

COVENANTS, REPRESENTATIONS,
AND WARRANTIES OF GV
Legal Status

Section 3.01. GV is a corporation duly organized, validly existing, and in good standing under the laws of Ontario, Canada, with corporate power to own property and carry on its business as it is now being conducted. GV is duly qualified to do business in each jurisdiction in which the character and location of its properties make such qualification necessary.

Subsidiaries

Section 3.02. GV has no subsidiaries.

Capitalization

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Section 3.03. GV has an authorized capitalization of $______ divided into
10,000,000 shares of common stock, $.001 par value. As of the date of consummation of this agreement 10,000,000 shares of GV's common stock were validly issued and outstanding, fully paid and nonassessable.

Financial Statements

Section 3.04. GV has delivered to Beck the unaudited balance sheet of GV for _______________, and the related statements of income and retained earnings for the periods years then ended (attached hereto as Schedule 3.04). All such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and present fairly the financial position of GV as of the date indicated, and the results of operations for the periods then ended subject, however, to normal changes resulting from year-end audit of the financial statements.

Properties

Section 3.05.

(a) GV has delivered to Beck a list as of June 30, 2000, of the properties of GV attached hereto as Schedule 3.05. The list is substantially complete and the information reported therein is correct in all material respects. Except as previously disclosed to Beck in writing, GV does not know of any circumstances, events, or other information occurring prior to or subsequent to June 30, 2000, which would adversely affect the values as of June 30, 2000, or subsequent thereto, of said properties.

(b) Except for properties and interests in properties sold or otherwise disposed of in the ordinary course of business since June 30, 2000, on the Closing Date GV will have good and marketable title to all of the properties and interests in properties, real and personal, reflected in the list as of June 30, 2000, free and clear of all mortgages, liens, or encumbrances, other than the following:

(i)   The lien of current taxes not yet due and payable.

(ii)  Minor exceptions, not in the aggregate material.

(iii) Such imperfections of title or easements as do not materially detract from or interfere with the operations, value, or use of the properties subject thereto or affected thereby, or materially affect the title thereto.

(iv)  Such liens, charges, or encumbrances as are set forth in the list.

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(c)  All leases included among the properties, or to which any of the properties are subject, are in good standing, valid and effective and, to the best of GV's knowledge, information, and belief after reasonable investigation by GV, there is not under any of such leases any existing material default or event of default or event which with notice or lapse of time or both would constitute a material default.

(d) The plants, structures, and equipment, including automotive equipment of GV, included among the properties, if any, are in good condition and repair, subject only to ordinary wear and tear.

Activities Since Balance Sheet Date

Section 3.06. Except as previously disclosed to Beck in writing, since June 30, 2000, GV has not:

(a) Suffered any change in its financial condition or the operations of its business, materially and adversely affecting its properties, or the earning power thereof, nor suffered any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the properties or the earning power thereof.

(b) Sold, exchanged, or otherwise disposed of any of its properties or any interest therein.

(c) Except in the ordinary course of business, entered into any agreement or arrangement selling, exchanging, or otherwise disposing of any of its assets or granting any preferential or other right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of such assets or rights.

(d) Discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, other than current liabilities shown on its balance sheet, including noncurrent liabilities so shown which have become current by the passage of time, and current liabilities incurred since that date in the ordinary course of business.

(e) Except current liabilities incurred or obligations under contracts entered into in the ordinary course of business, GV has not incurred or agreed to incur any contractual obligation or liability, absolute or contingent.

(f) Issued any stock, bonds, or other corporate securities, or any options with respect thereto.

(g) Except to the extent consistent with past practice, granted any increase in the compensation of, or paid any bonus to, any employee.

(h) Except in the ordinary course of business, waived any right or claim having value.

(i) Declared or paid any dividends, or made, or agreed to make, any other distribution to any shareholder.

(j) Mortgaged or pledged or, subjected to lien, charge, or any other encumbrance any of its assets, tangible or intangible.

(k) Entered into any transaction or transactions the effect of which, considered as a whole, would be to cause its net ownership in any of its properties to be materially less than it was at such date.

(l) Except with respect to any such property as may have been abandoned, or quit claimed in the exercise of good business judgment in good faith, performed or omitted to perform any act or acts the effect of which consider as a whole would be to cause its net ownership in any of its interests to be materially less than it was at such date.

(m) Sold, assigned, or transferred any trademarks, patents, copyrights, proprietary or trade secrets, or other intangible assets.

(n) Had any labor troubles other than routine grievance matters, none of which is material.

(o) Entered into any transaction other than in the ordinary course of business.

(p) Made any expenditure for capital items, including construction and work-in-process, or investment in stock of or advances in any form to corporations or business firms in excess of $2500.

Schedules Furnished

Section 3.07. GV has delivered to Beck the additional schedules enumerated below. To the extent that any such schedule listed below, or otherwise referenced in this Agreement, identifies any contract, agreement, or other instrument in general terms in lieu of specific descriptions thereof, the schedule will be supplemented by setting forth such specific descriptions as Beck may request. If after the date hereof there shall be any change in the matters reflected in any such schedule, GV will deliver to Beck prior to the Closing Date appropriate supplements to the schedule so affected, making such deletions, modifications, and additions as may be required in order that Beck shall have received complete and correct information as to the matters to be reflected in each such schedule. Each of the schedules and any supplement thereto, delivered by GV to Beck, and listed below or listed elsewhere in this Agreement, is substantially complete and the information reported therein or in any documents provided thereunder is correct in all material respects as of the date of such schedule or supplement.

Off-Balance Sheet Liabilities and Obligations

(a) Schedule 3.07 (1): This schedule lists all indebtedness or liabilities affecting GV or any of its assets or rights which arise under sale and leaseback arrangements, through-put agreements, and any other agreements or arrangements which fall within the category or concept of off-balance sheet financing.

Guaranties

(b) Schedule 3.07(2): This schedule lists all indebtedness or liabilities of any person, firm, or corporation which GV has guaranteed or otherwise become liable for, absolutely or contingently.

Certain Material Contracts

(c) Schedule 3.07(3): This schedule lists all agreements, contracts, and other instruments, to the extent not listed in any other schedule, not cancelable by GV on 90 days' notice without penalty, which involve a payment or payments to be made by or to GV, or a liability or liabilities of or to GV, in excess of $2500 in any year.

Pending Litigation

(d) Schedule 3.07(4): This schedule lists all litigation and proceedings pending or threatened in courts and governmental commissions and bureaus affecting GV or any of its properties or rights, whether fully covered by insurance or not.

Restrictions on Transfer of Properties

(e) Schedule 3.07(5): This schedule lists any of the properties, the transfer of which by GV is subject to any restriction, or which requires the consent of any third party, pursuant to a preferential or other right of purchase or otherwise, and describes in detail each such restriction, consent requirement, or purchase right.

Options, Warrants, or Other Stock Purchase Rights

(f) Schedule 3.07(6): This schedule lists all commitments by GV to issue shares of capital stock pursuant to outstanding options, warrants, or rights of conversion.

Employment and Deferred Compensation Contracts

(g) Schedule 3.07(7): This schedule lists all employment, deferred compensation, and similar contracts by which GV is bound.

Insurance

(h) Schedule 3.07(8): This schedule lists all fire, liability, and other insurance now in effect with respect to any of the properties of GV.

Compliance With Laws and Regulations

Section 3.08. GV is in compliance with all laws, regulations, and orders applicable to its business.

Agreement Not Violative of Law or Instrument

Section 3.09. The execution and carrying out of this agreement and compliance with the provisions thereof by GV will not violate, with or without the giving of notice or passage of time, any provision of law applicable to GV, and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance upon any of the properties, pursuant to any corporate charter, bylaws, indenture, mortgage, deed of trust, or other agreements or instrument to which GV is a party or by which GV or any of its properties may be bound.

Taxes

Section 3.10. The respective amounts set up as provisions for taxes on GV's balance sheet of $0 are sufficient for the payment of all unpaid taxes, other than current ad valorem taxes not exceeding $2500 of GV accrued for or applicable to the fiscal period ended on said date and all fiscal periods prior thereto. GV has filed all tax returns which are required to be filed, and has paid, or made provision for the payment of all taxes which have or may become due pursuant to said returns or pursuant to any assessment received by GV. Not in Default

Section 3.11. GV has not received any notice of default and, to the knowledge of any of its officers or directors, is not in default under:

(a) Any order, writ, injunction, or decree of any court or any commission or other administrative agency.

(b) Any agreement or obligation to which it is a party or by which it is bound or to which it may be subject.

No Broker's Fee, Consulting Fee
and Investment Bankers Fee

Section 3.12. GV has not incurred any obligation or liability, contingent or otherwise, for a broker's or finder's fee in respect of the matters provided for in this agreement, except for a consulting fee to be paid in cash by South Bay Capital Inc. to Park Street Investments, Inc., upon the consummation of this transaction as follows:

(i)  $178,750 in cash upon Closing Date of the Acquisition;
(ii) $170,000 in cash within 90 days after Closing Date

(iii) An investment bankers fee in the form of the issuance of 600,000 shares of restricted Common Stock of Beck to South Bay Capital Inc.

Contract or Commitment Relating to Properties

Section 3.13. Except as set forth in the list of properties as of June 30, 2000. GV does not have any lease, contract, or commitment, written or oral, which relates to any of the properties, and it has duly complied with all provisions of such lease, contract, or commitment set forth in the list and is not in default with respect to any of them.

Section 3.14. Except for matters disclosed in Schedule 3.07(4), there is no litigation, proceeding, or governmental investigation pending, or, to the knowledge of any of the officers or directors of GV, threatened, affecting GV or any of its properties, or its right to enter into this agreement or to perform its obligations hereunder, nor do any of such officers or directors know of any ground for any such litigation, proceeding, or investigation.

Insurance

Section 3.15. GV now has in force fire, liability, and other insurance with respect to its properties as set forth in Schedule 3.07(8) and, except in accordance with the written approval of Beck pending the Closing Date, will not change, increase, or decrease any such insurance.

Approval of Board

Section 3.16 The Board of Directors of GV, has duly approved the transactions contemplated hereby and has authorized the execution and delivery of this agreement by GV, and the performance by GV. True copies of the resolution giving such authorization and approval are attached hereto as Schedule 3.16, and such authorization and approval have not since been altered, amended, or revoked.

Character of Statements

Section 3.17. The information provided and to be provided by GV and its officers and directors to Beck does not and will not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, and does not and will not omit to state any material fact in order to make the statements therein not false or misleading.

Status of Shares Deliverable

Section 3.18. The shares of stock of GV deliverable pursuant to this agreement, were validly issued and outstanding shares of Common Stock of GV, fully paid and nonassessable voting shares.

Submission to Shareholders

Section 3.19 GV shall cause a majority of its shareholders to approve this agreement in accordance with the laws of its jurisdiction of incorporation, and the laws of any other jurisdiction to which it is subject.

Satisfy Conditions Precedent

Section 3.20 GV will use its best efforts to cause the satisfaction of all conditions precedent contained in this agreement.

Manner of Exchange Solicitation

Section 3.21. Each of the Shareholders is an Accredited Investor as defined in Exhibit D hereto.

Section 3.22 The exchange offer embodied in this Agreement was presented solely by GV and its officers and directors, to Shareholders, and neither Beck nor its officers, directors, or advisers had a hand in the offer of exchange or the decision by the Shareholders to enter into this Agreement and exchange their shares for Beck shares.

ARTICLE 4.
CONDUCT OF BUSINESS OF
BECK AND GV PENDING CLOSING
Preservation of and Access to Properties, Information, and Documents

Section 4.01. From the date of this agreement until the Closing Date, Beck and GV will:

(a) Except for depreciation through ordinary wear and tear, maintain and keep its properties in as good condition and working order as at present.

(b) Preserve in full force to the extent consistent with best industry practices all its leases.

(c) Operate or cause to be operated all of the properties in accordance with best industry practices.

(d) Use its best efforts to perform all its obligations under contracts relating to or affecting the properties.

(e) Exercise all due diligence in safeguarding and maintaining secure all trademarks, copyrights, formulas, trade secrets, confidential reports and data, and all other confidential data in its possession relating to its properties and business.

(f) Confer with the other party regarding all significant developments and transactions relating to its business and give to the other party full access at any time to all the properties, books, records, tax returns, contracts, and documents of the other party

(g) Promptly after execution of this agreement, upon request of the other party, furnish to the other party any and all detailed information upon request.

(h) Permit the other party and its representatives to examine such agreements, leases, abstracts of title, title policies, title opinions, title files, trade marks, copyrights, studies, business plans and proprietary information, which relate to the other party's business, as the other party may request.

(i) Use its best efforts to cure all title or other defects of any of the properties or intangible assets of the other party as requested by the other party.

ARTICLE 5.
CONDITIONS PRECEDENT
TO OBLIGATIONS OF GV TO CLOSE

Section 5.01. The obligations of GV and its shareholders hereunder are subject to the conditions that on or before the Closing Date:

Opinion of Counsel for Beck

(a) GV and shareholders shall have received an opinion of counsel for Beck, dated the Closing Date, in form and substance satisfactory to GV and its counsel, to the effect that:

(i) Beck is duly incorporated, validly existing, and in good standing under the laws of its state of incorporation; and is duly qualified to do business in each jurisdiction in which the character and location of its properties make such qualification necessary.

(ii) Beck is a fully reporting company under the Securities Exchange Act of 1934, is current in the filing of all 1934 Act Reports, and has been so current for at least the last 9 months, and its shares of Common Stock are currently listed on the over-the-counter Bulletin Board market.

(iii) Beck has an authorized capitalization of $200,000, divided into 200,000,000 shares of Common Stock, par value $0.001, of which 5,617,500 shares are validly issued and outstanding (after giving effect to 1.01(a) herein), and are fully paid and nonassessable immediately prior to Closing Date.

(iv) Beck has complied with all laws, regulations, and orders applicable to its business.

(v) Beck is not in default under any order, writ, injunction, or decree of any court or of any commission or other administrative agency, nor under any agreement or obligation to which it is a party or by which it is bound or may be subject.

(vi) Except as set forth in the list of properties as of March 30, 2000 (Schedule 2.05), Beck does not have any lease, contract, or commitment, written or oral, which relates to any of the properties, and it has duly complied with all provisions of such lease, contract, or commitment set forth in the list and is not in default with respect to any of them.

(vii) Except for matters disclosed in Schedule 2.07(4), such counsel does not know or have reason to believe that there is any litigation, proceeding, or investigation pending or threatened which might result in any material adverse change in the properties, business, or prospects or in the condition, financial or otherwise, of Beck, or which questions the validity of this agreement or of any action taken or to be taken by Beck or its shareholders, or by GV pursuant to or in connection with the provisions of this agreement.

(viii) All corporate acts and other proceedings required to be taken by or on the part of Beck to authorize it to carry out this agreement have been duly and properly taken, and this agreement has been duly executed by Beck and is the valid and binding obligation of Beck enforceable in accordance with its terms.

(ix) No provision of the articles of incorporation or the bylaws of Beck, or of any indenture, mortgage, or other agreement known to such counsel, prevents Beck from issuing the shares of Beck to Shareholders.

(x) Except as set forth in the list of properties as of March 30, 2000, good and marketable title to all of the properties has been duly vested in Beck, free of all claims, liens, and encumbrances.

(xi) Upon the issuance of the Beck shares to Shareholders, said Shares will be duly authorized, fully paid and nonassessable.

Compliance With Terms, Conditions, and Covenants

(b) All the terms, conditions, and covenants of this agreement to be complied with by Beck on or before the Closing Date shall have been complied with, and Beck shall have delivered to GV a certificate signed by its chairman and treasurer to such effect.

Truth of Representations and Warranties

(c) The representations and warranties by Beck herein shall be correct, as of the Closing Date, with the same force as though such representations and warranties had been made on the Closing Date, and Beck shall have delivered to GV a certificate signed by its chairman and treasurer to such effect and as to such other matters as GV may reasonably request.

Commitment as to Investment Purpose

(d) All holders or owners of shares of capital stock of GV shall have delivered to Beck, agreements to the effect that (i) they are each Accredited Investors, or otherwise sophisticated and able to fend for themselves under applicable securities laws; (ii) they are taking the shares of Common Stock of Beck to be delivered hereunder for purposes of investment; (iii) that they will not sell or distribute any of the shares in a manner which would result in a violation of the Securities Act of 1933 or the regulations thereunder; and (iv) they acknowledge said shares will be "restricted shares" and will bear a restricted legend.

No Substantial Adverse Change

(e) There shall have been no substantial adverse change in the financial condition or operations of Beck.

ARTICLE 6.
CONDITIONS PRECEDENT
TO OBLIGATIONS OF BECK TO CLOSE

Section 6.01. The obligations of Beck hereunder are subject to the conditions that on or before the Closing Date:

Opinion of Counsel for GV

(a) Beck shall have received an opinion of counsel for GV, dated the Closing Date, in form and substance satisfactory to Beck and its counsel, to the effect that:

(i) GV is duly incorporated, validly existing, and in good standing under the laws of its jurisdiction off incorporation; and is duly qualified to do business in each jurisdiction in which the character and location of its properties make such qualification necessary.

(ii) GV has an authorized capitalization of $ divided into 10,000,000 shares of common stock, $.001 par value. As of the date of consummation of this agreement 10,000,000 shares of GV's common stock were validly issued and outstanding, fully paid and nonassessable.

(iii) GV has complied with all laws, regulations, and orders applicable to its business.

(iv) GV is not in default under any order, writ, injunction, or decree of any court or of any commission or other administrative agency, nor under any agreement or obligation to which it is a party or by which it is bound or may be subject.

(v) Except as set forth in the list of properties as of June 30, 2000 (Schedule 3.05), GV does not have any lease, contract, or commitment, written or oral, which relates to any of the properties, and it has duly complied with all provisions of such lease, contract, or commitment set forth in the list and is not in default with respect to any of them.

(vi) Except for matters disclosed in Schedule 3.07(4), such counsel does not know or have reason to believe that there is any litigation, proceeding, or investigation pending or threatened which might result in any material adverse change in the properties, business, or prospects or in the condition, financial or otherwise, of GV, or which questions the validity of this agreement or of any action taken or to be taken by GV or its shareholders, or by Beck pursuant to or in connection with the provisions of this agreement.

(vii) All corporate acts and other proceedings required to be taken by or on the part of GV to authorize it to carry out this agreement have been duly and properly taken, including the approval and consent of shareholders, and this agreement has been duly executed by GV and is the valid and binding obligation of GV enforceable in accordance with its terms.

(viii) Except as set forth in the list of properties as of June 30, 2000, good and marketable title to all of the properties has been duly vested in GV, free of all claims, liens, and encumbrances.

(x) Upon the delivery of the GV shares by GV Shareholders to Beck, said Shares will be duly authorized, fully paid and nonassessable.

Compliance With Terms, Conditions, and Covenants

(b) All the terms, conditions, and covenants of this agreement to be complied with by GV on or before the Closing Date shall have been complied with, and GV shall have delivered to Beck a certificate signed by its chairman and treasurer to such effect.

Truth of Representations and Warranties

(c) The representations and warranties by GV herein shall be correct, as of the Closing Date, with the same force as though such representations and warranties had been made on the Closing Date, and GV shall have delivered to Beck a certificate signed by its chairman and treasurer to such effect and as to such other matters as Beck may reasonably request.

No Substantial Adverse Change

(d) There shall have been no substantial adverse change in the financial condition or operations of GV.

ARTICLE 7.
CONDITIONS TO CLOSE
Resignations of Directors

Section 7.01. On the Closing Date, the Board of Directors of Beck shall act to appoint the following individuals as successor directors to the Board of Directors of Beck and shall concurrently resign:

Thomas Faul
John Munro


The successor Board of Directors shall thereupon elect the following officers:


Thomas Faul                President
John Munro                 Treasurer & Chief Financial Officer
John Munro                 Secretary

Performance of Terms and Conditions

Section 7.02. All terms and conditions of this agreement to be performed by Beck, GV and Shareholders on or before the Closing Date shall have been performed.

ARTICLE 8.
CONSUMMATION OF TRANSACTION
Consideration of Beck

Section 8.01. On the Closing Date, Beck will deliver, or cause to be delivered, to Shareholders the shares of Common Stock of Beck to which shareholders are entitled, registered in the respective names of the Shareholders.

Consideration of Shareholders

Section 8.02. On the Closing Date the Shareholders shall deliver to Beck or its order, certificates for the shares of GV, duly endorsed in blank for transfer or accompanied by stock powers or other appropriate instruments of transfer duly executed in blank, with signatures guaranteed.

Expenses

Section 8.03 Each party hereto shall pay its own expenses incident to this agreement and the transactions contemplated hereby, including all fees of its counsel, accountants, and employees whether or not such transactions shall be consummated, except that Beck shall contribute the sum of $3750 toward the legal fees of GV.

ARTICLE 9.
INTERPRETATION AND
ENFORCEMENT
Indemnification

Section 9.01.

(a) Each party hereto agrees to protect, defend, indemnify, and hold harmless the other party, its successors and assigns, against and in respect of all loss, damage, or expense occasioned by any breach by such indemnifying party of any of its representations, warranties, covenants, or agreements contained herein.

(b) Each party hereto will indemnify and hold harmless the other party against and in respect of any claim for brokerage or other commission relative to this agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements, or understandings claimed to have been made by such party with any third party.

Specific Performance

Section 9.02. Beck acknowledges that the benefits to GV of consummation of this plan and agreement of reorganization are unique and that GV will have no adequate remedy at law if Beck shall fail to perform any of its obligations hereunder. In such event, GV shall have the right, in addition to all other rights, and remedies, to specific performance of this plan and agreement of reorganization.

Survival of Covenants, Representations, and Warranties

Section 9.03. All covenants, agreements, representations, and warranties made hereunder and in any certificates delivered at the Closing Date shall be deemed to be material and to have been relied upon by Beck and GV, notwithstanding any investigation made by Beck and GV or on their respective behalf, and shall survive the Closing Date.

Assignment

Section 9.04. Except with the written consent of the other party, the rights and obligations under this agreement shall not be assignable by either party. Nothing herein expressed or implied is intended to confer upon any person, other than the parties hereto or their respective successors, assigns, heirs, and legal representatives, any rights, remedies, or liabilities under or by reason of this agreement.

Notices

Section 9.05. Any notice or other communication required or permitted hereunder shall be deemed to be properly given when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, charges prepaid, if such communication is addressed:

(a)  In the case of GV, to:

c/o Thomas Faul
4055 Digby Drive
Orillia Ontario Canada L3V 6H2

or to such other person or address as GV may from time to time furnish to Beck for the purpose.

(b)  In the case of Beck, to:

Larry Beck
1274 West Glengyle Court
Murray, Utah 84123

or to such other person or address as Beck may from time to time furnish to GV for the purpose.

(c) With respect to Shareholders, to the addresses set forth beside each of their names on Schedule A hereto.

Entire Agreement; Counterparts

Section 9.06. This instrument and the exhibits hereto contain the entire agreement between the parties with respect to the transaction contemplated hereby. It may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts together constitute only one and the same instrument.

Controlling Law

Section 9.07. The validity, interpretation, and performance of this agreement shall be controlled by and construed under the laws of the State of California, the state in which this agreement is executed.

Executed on July 10, 2000, at Los Angeles, California.

GREEN VOLT, CORP.                   BECK & CO.


By                                          By
   [signature]                                  [signature]



[typed name and title]                      [typed name and title]

By                                          By
   [signature]                                  [signature]



[typed name and title]                      [typed name and title]


Schedule 2.04

Financial Statements

1. Audited Balance Sheet, Income Statements, Statement of Cash Flows and Shareholders Equity for years ended June 30, 1999 and 1998 Incorporated herein by reference from the Company's Third Amendment to its Form 10SB filing with the SEC filed February 11, 2000.

2. Reviewed Balance Sheet, Income Statements, Statement of Cash Flows for quarter ended March 31, 2000 Incorporated herein by reference from the Company's filing on Form 10-QSB with the SEC filed May 19, 2000.

         Schedule 2.05
         Properties
AS OF MARCH 30, 2000
(Reviewed)


Cash                                $3,422.00        *Approx $1,700 as of June 30

Inventory                           $5,651.00        *Approx $2,200 as of June 30

Item                                Estimated Cost
--------------------                ---------------
Gold Charms                         $1,600
Sterling Silver                     $300
Colored Stones                      $300
Loose Diamond                       $3,400           *Sold subsequent to March 30

Furniture & Equip                   $12,297.00
 Less Accum Dep                        (981.00)


                                       25

----------------
$11,316.00


Item                                Estimated Cost
----------------------------        --------------
(2) Office Desk                     $200
(3) Bookshelves                     $150
(2) Bookshelves                     $100
(4) Paintings                       $1,500  *Purchased after March 30
(2) Desk Lamps                      $200
(2) Office Chairs                   $400
Computer - Gateway                  $1,900  incl Scanner - HP, Printer - HP
Computer - Gateway                  $2,600  incl Printer - HP
Safe                                $700
Leather Sofa & Chair                $3,000
Potted Plants                       $1,000
Digital Camera - Sony               $600
(3) Diamond/Gold Scales             $900
Tools (loops, etc.)                 $300

---------------

TOTAL PROPERTIES                    $20,389.00
---------------
---------------


         Schedule 2.07(1)

         Off-Balance Sheet Liabilities and Obligations


None

         Schedule 2.07(2)

         Guaranties

1. Promissory Note Between Beck & Co and Park Street Investments, Inc. Dated March 1, 2000 in the amount of $2,500 due March 31, 2001 bearing interest at 10% per annum. (Note and accrued interest has been forgiven effective June 30, 2000).

2. Promissory Note Between Beck & Co and Larry Beck Dated March 1, 2000 in the amount of $10,746 due March 31, 2001 bearing interest at 10% per annum.


         Schedule 2.07(3)

         Certain Material Contracts


1. Lease Agreement between Beck & Co. And Larry Beck (See Exhibit to Ammendment #2 of Company's Form 10SB Page E-5 incorporated herein by reference).

         Schedule 2.07(4)

         Pending Litigation

None


         Schedule 2.07(5)

         Restrictions on Transfer of Properties

None


         Schedule 2.07(6)

         Options, Warrants, or Other Stock Purchase Rights

None


         Schedule 2.07(7)

         Employment and Deferred Compensation Contracts


1. Employment Agreement between Beck & Co. And Larry Beck (See Exhibit to Ammendment #2 of Company's Form 10SB Page E-1 incorporated herein by reference).


         Schedule 2.07(8)

         Insurance

None


Exhibit 2.16

         Approval of Board


Schedule 3.04

Financial Statements


Schedule 3.05

Properties


Schedule 3.07(1)

Off-Balance Sheet Liabilities and Obligations


Schedule 3.07(2)

Guaranties


Schedule 3.07(3)

Certain Material Contracts


Schedule 3.07(4)

Pending Litigation


Schedule 3.07(5)

Restrictions on Transfer of Properties


Schedule 3.07(6)

Options, Warrants, or Other Stock Purchase Rights


Schedule 3.07(7)

Employment and Deferred Compensation Contracts


Schedule 3.07(8)

Insurance

Schedule 3.16

Approval of Board

Schedule A

                            No. Of Green          No. Of Beck
Name and                    Volt Shares           Shares to be         Signature
Address                    Shares Tendered          Issued             And Date
Thomas Faul                    8,400,000          10,446,240
John Munro                       750,000             932,700
George Coventry                  750,000             932,700
Douglas Carr                      50,000              61,800
Ulrich Kretchmar                  50,000              61,800
Total                         10,000,000          12,435,240


Schedule B

                                          No. Of Beck
                                       Shares Owned and
Name and                                  Subject to                Signature
Address                                Lockup Agreement              and Date
Park Street Investments, Inc.               200,000
Type Investment Holdings, Ltd.              460,000
Vantage Industries Inc.                     150,000
Celebration Team Inc.                        40,000
Diversified Consulting LLC                   75,000
Network Marketing Resources Inc.             75,000
                                          1,000,000
